UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2008

OPTi, Inc.

(Exact name of registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

0-21422	77-0220697
(Commission File Number)	(IRS Employer Identification Number)

3430 W Bayshore Drive, Suite 103

Palo Alto, California 94303

(Address of principal executive offices including zip code)

(650) 213-8550

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement	1

SIGNATURES	2

Item 1.01.	Entry into a Material Definitive Agreement.

Dismissal and License Option Agreement

In connection with the suspension of the patent infringement action filed by OPTi, Inc. (the “Company”) against Broadcom Corporation (“Broadcom”) in the Eastern District of Texas, the Company entered into a Dismissal and License Option Agreement (the “Agreement”) with Broadcom dated December 23, 2008.

The Company filed a complaint against Broadcom in the United Stated District Court for the Eastern District of Texas, for infringement of two U.S. patents. The patents at issue in the lawsuit are U.S. patent No. 5,944,807 and U.S. patent No. 6,098,141, both entitled “Compact ISA-Bus Interface.” The complaint alleged that Broadcom infringes the patents by making, selling, and offering for sale products based on and incorporating the Low Pin Count Interface Specification and inducing and contributing to the infringement of the patents by others.

Under the Agreement, Broadcom has agreed to make a payment of $1,000,000 to the Company in consideration for the Company’s agreement to dismiss its lawsuit against Broadcom without prejudice. Under the Agreement, the Company has also granted Broadcom an option to purchase a license from the Company for an additional license fee, which fee will be determined at the close of the litigation against all of the remaining defendants in the patent infringement action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2009

OPTi, Inc.

By:	/s/ Michael Mazzoni
Michael Mazzoni
Chief Financial Officer

2